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                                                                   Exhibit 10.5

                     MEMBERSHIP INTERESTS PURCHASE AGREEMENT


         This Membership Interests Purchase Agreement is entered into as of July 22, 1999, by and between CHARTER COMMUNICATIONS HOLDING COMPANY, LLC, a Delaware limited liability company (the "COMPANY") and PAUL G. ALLEN, an individual ("BUYER") with reference to the following facts.

                               W I T N E S S E T H

         A. The Company is authorized to issue membership interests representing equity interests in the Company ("Membership Interests");

         B. The Company currently has outstanding 217,585,246 Units of Membership Interests ("Units") and has granted options to purchase another 17,218,976 Units;

         C. On March __, 1999, Buyer and Charter Communications Holding Company, LLC, now a wholly-owned subsidiary of the Company, agreed that Buyer would commit to invest $1.325 billion in additional equity, as needed, on economic terms equivalent to those stated herein.

         D. The Company wishes to have Buyer or one of his affiliates purchase an aggregate of $1.325 billion in Units on the terms and conditions set forth herein in order to facilitate (a) the consummation of certain pending acquisitions by the Company; and (b) the sale by the Company of Units to Charter Communications, Inc. ("CCI") in a contemplated initial public offering by CCI, and the sale by CCI to Buyer of certain shares of its Class B Common Stock having characteristics no less favorable to Buyer than those reflected in the Registration Statement on Form S-1 of CCI dated July __, 1999; and

         Buyer desires to subscribe for and purchase the additional Units of Membership Interests on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the Company and Buyer hereby agree as follows:

         1. Purchase and Sale of Membership Interests. On the terms and subject to the conditions contained in this Agreement, the Company hereby agrees to issue and sell to Buyer or his designee, and Buyer hereby agrees to purchase or cause to be purchased from the Company, (a) at the First Closing (as defined below), 22,087,622 Units for an aggregate purchase price of Five Hundred Million Dollars ($500,000,000.00) (the "FIRST ISSUANCE ACQUIRED MEMBERSHIP INTERESTS"), and (b) at the Second Closing (as defined below), an additional 36,445,577 Units for an aggregate purchase price of Eight Hundred Twenty-Five Million Dollars ($825,000,000.00) (the "SECOND ISSUANCE ACQUIRED MEMBERSHIP INTERESTS", and collectively with the First Issuance Acquired Membership Interests, the "Acquired Membership Interests")).



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         2. Closing; Deliveries.

         (a) First Closing. The closing of the purchase and sale of the First Issuance Acquired Membership Interests (the "FIRST CLOSING") shall occur at the offices of Irell & Manella LLP ("I&M"), 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, on a date on or before July 30, 1999 to be agreed upon by the Company and Buyer. At the First Closing, the Company shall deliver to Buyer or his designee one or more certificates evidencing the First Issuance Acquired Membership Interests registered in the name of Buyer or his designee and Buyer shall pay or cause to be paid to the Company the purchase price for the First Issuance Acquired Membership Interests by check or wire transfer. The date on which the First Closing occurs is hereinafter referred to as the "FIRST CLOSING DATE."

         (b) Second Closing. The closing of the purchase and sale of the Second Issuance Acquired Membership Interests (the "SECOND CLOSING") shall occur at the offices of I&M on a date after July 30, 1999 and on or before September 1, 1999 to be agreed upon by the Company and Buyer. At the Second Closing, the Company shall deliver to Buyer or his designee one or more certificates evidencing the Second Issuance Acquired Membership Interests registered in the name of Buyer or his designee and Buyer shall pay or cause to be paid to the Company the purchase price for the Second Issuance Acquired Membership Interests by check or wire transfer. The date on which the Second Closing occurs is hereinafter referred to as the "SECOND CLOSING DATE."


         3. Programming. The Company shall grant Buyer the right to program up to eight digital channels on each cable system now or hereafter owned or operated by the Company or its subsidiaries, the exact numbers of channels to be determined based on the megahertz level of each such system. The terms and conditions of such grants shall be finalized prior to the Second Closing.


         4. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state without resort to that state's conflict-of-laws rules.

         (b) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to the other party.

         (d) Headings. The section headings in this Agreement have been inserted for identification and reference and shall not by themselves determine the meaning or interpretation of any provision of this Agreement.


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         (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns. The Company acknowledges that Buyer may assign its rights but not its obligations under this Agreement to any entity that Buyer owns all of the outstanding equity interests in.


         (f) Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all legal fees and expenses.

         (g) Entire Agreement. This Agreement constitutes and contains the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes all prior or contemporaneous negotiations, correspondence, arrangements, letters of intent, understandings and agreements relating to the substance thereof.

         (h) Notices. Any notice or delivery that any party hereto is required or desires to give hereunder to any other party shall be in writing and may be given by hand delivery or by nationally recognized overnight courier or by mailing the same to the other party at the address set forth below (or to such other address as may have theretofore been substituted therefor by written notice to the other party hereto given as herein provided) by certified or registered United States mail, postage prepaid or by confirmed telecopy. Notices and deliveries shall be deemed given as follows: when sent, if sent by telecopy with delivery confirmed; when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered or delivered by nationally recognized overnight courier; or when receipted for (or upon the date of attempted delivery where delivery is refused or a properly addressed and mailed notice is returned as undeliverable or unclaimed), if sent by certified or registered mail. Whenever under the terms hereof the time for giving a notice or performing an act fails on a Saturday, Sunday or holiday, such time shall be extended to the next business day. For the purpose of this Agreement the addresses of the parties hereto shall be as follows until changed in accordance with the terms hereof:

         If to the COMPANY:

                  Charter Communications Holding Company LLC
                  12444 Powerscourt Drive, Suite 400
                  St. Louis, MO 63131

                  Attn: Jerald L. Kent, President and Chief Executive Officer

         If to BUYER:

                  Paul G. Allen
                  110th Avenue N.E., Suite 550
                  Bellevue, WA  98004



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   CHARTER COMMUNICATIONS HOLDING COMPANY LLC, a Delaware limited liability company



                                   By: /s/ Jerald L. Kent
                                   --------------------------------------
                                   Its: Chief Executive Officer
                                   --------------------------------------



                                   BUYER



                                   /s/ Paul G. Allen
                                   --------------------------------------
                                   Paul G. Allen







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